Exhibit 99.1

American Financial Group, Inc. Announces
First Quarter Earnings

•	Core net operating earnings $.91 per share
•	Net earnings per share up 6% to $.93 per share
•	Book value, excluding appropriated retained earnings, of $35.46 per share, an increase of 6% since 2009 year end
•	Repurchased 2.9 million shares (average price $25.76 per share)

Cincinnati, Ohio  – May 5, 2010 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2010 first quarter net earnings attributable to shareholders of $106 million ($.93 per share), compared to $104 million ($.88 per share) reported in the 2009 first quarter. The 2010 results reflect realized gains of $3 million, compared to realized losses of $27 million in the first quarter of 2009.

Book value per share, excluding appropriated retained earnings, increased by $2.11, to $35.46 per share during the quarter. As discussed further on page 4, a new accounting standard adopted in 2010 resulted in appropriated retained earnings ($2.02 per share at March 31, 2010), which will reverse over time.

Core net operating earnings of $103 million ($.91 per share) for the 2010 first quarter were consistent with our expectations but down  21% from the record results in the 2009 comparable period.  Improved results in the annuity and supplemental insurance group were offset by lower underwriting profit in our specialty property and casualty insurance (“P&C”) operations and lower investment income.  Our annualized core operating return on equity was 11%.

During the first quarter of 2010, AFG repurchased 2.9 million shares of common stock at an average price per share of $25.76.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include realized investment gains and losses and may not be indicative of its ongoing core operations.  The following table reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2010	2009
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$103	$131

Realized investment gains (losses)	3	(27)

Net earnings attributable to shareholders	$106	$104

Components of Diluted EPS:
Core net operating earnings	$0.91	$1.11

Realized investment gains (losses)	0.02	(.23)

Diluted EPS	$0.93	$0.88

Footnote a is contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement:  “Our first quarter results demonstrate our ability to execute in a challenging marketplace.  Despite lower premium volumes and a soft pricing environment, our specialization strategy has served us well as we have continued to post solid core operating earnings. We are encouraged that we have experienced a meaningful improvement in the market value of our investment portfolio.

“We continue to evaluate effective ways to deploy our excess capital to achieve appropriate returns on shareholders’ equity.  Since the beginning of the year, AFG has purchased nearly three million shares of its common stock. We believe that purchasing shares at attractive prices is an effective use of our excess capital, producing a favorable effect on our earnings per share and book value per share.  We also continue to seek opportunities to grow our specialty niche businesses particularly when expected investment returns provide the potential to enhance long-term shareholder value.  Our 53%-owned subsidiary, National Interstate, announced last week that it entered into a definitive agreement to acquire Vanliner Insurance Company, a subsidiary of UniGroup, Inc. Vanliner is a market leader in providing insurance for the moving and storage industry.  We expect this deal to close during the second quarter.  We believe this acquisition will be a natural extension of National Interstate’s business model and complement its existing book of business.”

“Based on our results for the first three months, our 2010 earnings guidance remains in the range of $3.30 - $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, as well as the potential for significant catastrophe and crop losses and unforeseen major adjustments to asbestos and environmental reserves, and earnings or losses realized in connection with unlocking adjustments to annuity deferred acquisition costs.”

Business Segment Results

The P&C  specialty insurance operations generated an underwriting profit of $77 million in the 2010 first quarter, compared to $105 million in the first quarter of 2009.  The reduced profit in 2010 is primarily the result of a $19 million decrease in favorable reserve development when compared to the 2009 first quarter results. Catastrophe losses in the 2010 first quarter were $9 million (2 points on the combined ratio), compared to $2 million in the first quarter of 2009.

Gross and net written premiums were down 9% and 3%, respectively, in the 2010 first quarter compared to the same quarter a year earlier.  A continuing soft market and competitive pressures, depressed economic conditions and a decision to exit certain automotive related lines of business contributed to these declines. Cessions under our crop quota share returned to historical levels, resulting in higher levels of retained crop premium. Excluding crop operations, gross and net written premiums decreased 8% and 7%, respectively, for the quarter. Overall average renewal rates for the first quarter of 2010 were [flat] when compared with the prior year period.  Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $32 million in the first quarter of 2010, compared to $48 million in the first quarter of 2009.  This decrease is primarily the result of a $19 million reduction in favorable reserve development as compared to the prior year period.  Our property and inland marine, ocean marine and agribusiness operations experienced higher catastrophe losses from winter storms and spring flooding, which offset improved results in our transportation businesses. Gross and net written premiums for the 2010 first quarter were impacted by a competitive pricing environment and lower winter wheat prices in our crop business.  In 2010, we returned to historical levels of cessions under our crop reinsurance agreement, which contributed to an increase to this group’s net written premiums for the 2010 first quarter compared to the 2009 first quarter.  Excluding crop, net written premiums for this group decreased by 6% from the prior year.

The Specialty Casualty group reported an underwriting profit of $18 million in the first quarter of 2010, compared to $40 million in the first quarter of 2009.  (Both periods include the results of our California Workers’ Compensation business, which was previously reported as a separate operating group). The reduced profits are primarily the result of a $13 million decrease in favorable reserve development.  Additionally, lower underwriting results in our general liability operations, (primarily those that serve the homebuilders industry), Marketform, excess and surplus lines and our California workers’ compensation businesses were offset somewhat by improvements in our targeted markets operations. Most businesses in this group produced excellent underwriting profit margins, but at lower levels than 2009. Gross and net written premiums for the first quarter of 2010 were down 6% and 4%, respectively, from the same 2009 period.  A soft pricing environment and competitive market conditions in the excess and surplus markets and California workers’ compensation business, as well as volume reductions resulting from decreased demand for general liability coverages in the homebuilders market contributed to these declines. Growth in gross and net written premiums in our executive liability and Marketform operations partially offset these declines.

The Specialty Financial group reported underwriting profits of $21 million in the first quarter of 2010 compared to $13 million in the first quarter of 2009.  Additional favorable reserve development in our run-off automobile residual value insurance business and higher underwriting profits in our financial institutions business contributed to these results.  Lower underwriting profits in the surety and fidelity operations offset these amounts somewhat.  Gross and net written premiums decreased approximately 10% and 18%, respectively, from the 2009 first quarter primarily due to the exit from certain automotive lines of business during 2009.

Carl Lindner III stated, “Although we experienced increased catastrophe activity during the first quarter and continue to be faced with competitive pressures and a soft pricing environment, we are pleased by the continuing strong results of our operations, and are making solid progress toward our 2010 operational goals.   As expected, almost all of our businesses continued to achieve solid underwriting profits, albeit at lower levels than in 2009, because of prudent underwriting and a strong commitment to pricing and risk management.  Pricing for the quarter was flat overall and we continue to monitor rate adequacy in our markets.”

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core net operating earnings before income taxes of $44 million for the 2010 first quarter, 13% higher than the same period a year earlier.  These results  are principally the result of higher earnings in our supplemental insurance business.

Statutory premiums of $497 million for the first quarter of 2010 were 33% higher than the first quarter of 2009 due to increased sales of single premium annuities and higher sales in the bank market, which were offset somewhat by lower sales in the 403(b) annuity market.

AFG’s annuity liabilities remain  stable.  Due to the two-tier nature and other surrender protection features in certain of its annuity products, A FG continues to experience strong persistency in its annuity businesses.

Investments

AFG recorded first quarter net realized gains of $3 million after-tax, compared to realized losses of $27 million in the prior year period.  Unrealized gains on fixed maturities were $176 million, an increase of $128 million since December 31, 2009.  Our portfolio continues to be high quality, with 92% of our fixed maturity portfolio rated investment grade and 95% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

Consolidation of Variable Interest Entities

Effective January 1, 2010, AFG adopted new accounting guidance related to Variable Interest Entities (“VIEs”).  Under the new guidance, AFG is required to consolidate the collateral loan obligation entities that it manages.  Consolidating these entities increased AFG’s assets by $2.5 billion.  The debt of these entities is non-recourse to AFG.  Accordingly, AFG’s maximum exposure to economic loss from these entities is limited to its investment, which was $10.3 million at March 31, 2010. AFG’s Shareholders’ Equity at March 31, 2010 includes $225 million ($2.02 per share) in retained earnings appropriated to managed investment entities resulting from adoption of the new standard that will reverse over time.  Net earnings attributable to AFG shareholders for the quarter ended March 31, 2010 includes $5 million in earnings related to the VIEs.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $30 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, including mortgage-backed securities; the availability of capital; regulatory actions, (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release.  The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our web site at www.AFGinc.com.  The company will hold a conference call to discuss 2010 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, May 6, 2010.  Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386).  The conference ID for the live call is 68987372.  Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on May 6, 2010 until 11:59 p.m. (ET) on May 12, 2010.  To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the conference ID 68987372.

The conference call will also be broadcast over the Internet.  To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section.  An archived webcast will be available immediately after the call via a link on the Investor Relations page until May 12, 2010 at 11:59 pm (ET).  An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President – Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com

-o0o-
(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG's web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)
	Three months ended March 31,
	2010	2009
Income
P&C insurance premiums	$579	$575
Life, accident & health premiums	115	109
Investment income	295	300
Realized investment gains (losses)	4	(41)
Income (loss) of managed investment entities:
Investment income	22	-
Loss on change in fair value of assets/liabilities	(25)	-
Other income	44	63
	1,034	1,006
Costs and expenses
P&C insurance losses & expenses	508	471
Annuity, life, accident & health benefits & expenses	253	251
Interest & other financing expenses	18	16
Expenses of managed investment entities	9	-
Other operating and general expenses	99	100
	887	838
Operating earnings before income taxes	147	168
Provision for income taxes(b)	59	58

Net earnings including noncontrolling interests	88	110
Less: Net earnings (loss)attributable to noncontrolling interests	(18)	6

Net earnings attributable to shareholders	$106	$104

Diluted Earnings per Common Share	$.93	$.88

Average number of Diluted Shares	113.1	116.4

Selected Balance Sheet Data:	March 31, 2010	December 31, 2009
Total Cash and Investments	$20,611	$19,791
Long-term Debt	$824	$828
Shareholders’ Equity(c)	$4,165	$3,781
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(c)	$3,765	$3,733
Book Value Per Share:
Excluding appropriated retained earnings	$35.46	$33.35
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$33.88	$32.92

Common Shares Outstanding	111.1	113.4

Footnotes b and c are contained in the accompanying Notes To Financial schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(Dollars in Millions)

	Three months ended March 31,		% Change
	2010	2009

Gross written premiums	$744	$818	(9%)

Net written premiums	$566	$585	(3%)

Ratios (GAAP):
Loss & LAE ratio	52%	47%
Expense ratio	35%	35%
Policyholder dividend ratio	-	-

Combined Ratio	87%	82%

Supplemental:
Gross Written Premiums:
Property & Transportation	$277	$316	(12%)
Specialty Casualty	347	369	(6%)
Specialty Financial	122	135	(10%)
Other	(2)	(2)
	$744	$818	(9%)

Net Written Premiums:
Property & Transportation	$216	$202	7%
Specialty Casualty	238	248	(4%)
Specialty Financial	98	119	(18%)
Other	14	16
	$566	$585	(3%)

Combined Ratio (GAAP):
Property & Transportation	85%	77%
Specialty Casualty	92%	81%
Specialty Financial	83%	90%

Aggregate Specialty Group	87%	82%

	Three months ended March 31,		Three months ended March 31,
	2010	Points on Combined Ratio	2009	Points on Combined Ratio
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$9	4	$28	13
Specialty Casualty	19	9	32	15
Specialty Financial	10	8	1	1
Other	7	-	3	-
	$45	8	$64	11

Supplemental Notes:

1.
Property & Transportation  includes primarily physical damage & liability coverage for buses, trucks & recreational vehicles, inland & ocean marine, agricultural-related products & other property coverages.

2.
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses, and workers’ compensation insurance primarily in the state of California.

3.
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

4.	Other includes an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(Dollars in Millions)

	Three months ended March 31,		% Change
	2010	2009

Retirement annuity premiums:
Fixed annuities	$152	$92	65%
Indexed annuities	160	130	23%
Bank annuities	54	18	200%
Variable annuities	20	26	(23%)
	386	266

Supplemental insurance	102	95	7%
Life insurance	9	12	(25%)

Total statutory premiums	$497	$373	33%

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

Footnote to GAAP to Non GAAP Reconciliation:
a)  Components of core net operating earnings:

In millions	Three months ended March 31,
	2010	2009

P&C operating earnings	$149	$188

Annuity & supplemental insurance operating earnings	44	39
Interest & other corporate expense	(31)	(23)

Core operating earnings before income taxes	162	204
Related income taxes	59	73

Core net operating earnings	$103	$131

b)  Operating income before income taxes includes $20 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities.

c)  Shareholders’ Equity at March 31, 2010 includes $176 million ($1.58 per share) in unrealized gains on fixed maturities and $225 million ($2.02 per share) of retained earnings appropriated to managed investment entities.  The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.  Shareholder’s Equity at December 31, 2009 includes $48 million ($.43 per share) in unrealized gains on fixed maturities.